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                                                                   EXHIBIT 10.48

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                              AMENDED AND RESTATED

                      LIMITED LIABILITY COMPANY AGREEMENT

                                       of

                          CLEARWIRE HAWAII PARTNERS LLC

                                 by and between

                                CLEARWIRE US LLC

                                       and

                                 SHICHININ, LLC

                            Dated as of July 12, 2006

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     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of
July 12, 2006, by and between Clearwire US LLC, a Nevada limited liability company ("Clearwire") and Shichinin, LLC, a Delaware limited liability company ("Hawaiian Member"), and supersedes in its entirety the limited liability company agreement of Clearwire Hawaii Partners LLC dated July 11, 2006.

     WHEREAS, Hawaiian Member formed Clearwire Hawaii Partners LLC (the "Company") on July 7, 2006 and executed a subscription agreement, dated July 11, 2006 (the "Subscription Agreement") whereby Hawaiian Member has committed to contribute Fifteen Million Dollars ($15,000,000.00) within 60 days after the date of formation of the Company;

     WHEREAS, in order to take advantage of their combined resources and experience with respect to the ownership and operation of wireless communications systems, Clearwire wishes to purchase a membership interest in the Company and to enter into an Amended and Restated Limited Liability Company Agreement which sets forth their mutual understandings and agreements with respect to the Company and their interests therein;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, it is hereby agreed as follows:

                                    ARTICLE 1
                                     GENERAL

     Section 1.1. Name

     The name of the Company is CLEARWIRE HAWAII PARTNERS LLC.

     Section 1.2. Principal Place of Business; Registered Office and Agent.

          (a) The Company's principal office and place of business is located at 5808 Lake Washington Blvd. N.E., Suite 300, Kirkland, WA 98033. The principal office and place of business may be changed from time to time, and other offices and places of business may be established from time to time, by the Manager with notice to the Members.

          (b) The address of the registered office of the Company in the State of Delaware shall be 2711 Centerville Road, Suite, 400, Wilmington, Delaware or such other address as the Manager may determine from time to time. The registered agent for service of process on the Company shall be Corporation Services Company or such other agent as the Manager may determine from time to time.

     Section 1.3. Term.

     The term of the Company shall commence on July 12, 2006 and, unless sooner terminated in accordance with the terms hereof, shall be perpetual.

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     Section 1.4. Purpose and Powers.

          (a) The purposes of the Company shall be to acquire, develop, own and operate certain assets for the provision of wireless broadband services within the State of Hawaii (the "Business") and includes any reasonable extensions or modifications thereof.

          (b) The foregoing provisions of this Section 1.4 may be modified by the affirmative vote or consent of the holders of a Majority in Interest of the Members. The foregoing provisions of this Section 1.4 shall not be construed to authorize the Company to, and the Company shall not, and the Members agree that the Company shall not, engage in any activities other than the foregoing (and in particular any activities expanding or changing the scope of the Business beyond that contemplated by the definition thereof) without the consent of the holders of a Majority in Interest, which they may withhold in their sole discretion.

     Section 1.5. Filings.

     The Manager shall cause to be executed, filed and published all such certificates, notices, statements or other instruments, and amendments thereto, under the laws of the State of Washington, Delaware, and Hawaii and other applicable jurisdictions as the Manager may deem necessary or advisable for the operation of the Company.

     Section 1.6. Sole Agreement.

     The parties intend that their obligations to each other and the scope of their joint enterprise be as set forth in this Agreement, and that no further authority to bind the other or the Company or any liabilities to each other or any third party be inferred from the relationships described in such agreements.

     Section 1.7. Definitions.

     Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the respective meanings specified in this Section 1.7.

     "Act" means the Delaware Limited Liability Company Act, 6 Del. C. Section
18.101 et seq., as the same may be amended or replaced from time to time.

     "Adjustment Date" means the closing date of a sale of a majority of the stock or all or substantially all of the assets in (i) Clearwire Corporation or
(ii) a Clearwire Affiliate.

     "Affiliate" means, when used with reference to a specified Person, (i) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person, and (ii) any Person that is an officer or director of, a manager of, a general partner in or a trustee of, or serves in a similar capacity with respect to, the specified Person or any Person described in clause (i) or of which the specified Person or any Person described in clause
(i) is a director, officer, general partner, manager or


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trustee, or with respect to which the specified Person or any Person described in clause (i) serves in a similar capacity; provided, that the Company shall be deemed not to be an Affiliate of any of the Members or any of their respective Affiliates. For purposes of this Section 1.7., the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the Units of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "Agents" is defined in Section 6.5(a).

     "Agreement" means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

     "Alternative Rights Notice" is defined in Section 7.6(a).

     "Alternative Transaction" is defined in Section 7.6(a).

     "Alternative Transaction Purchase Price" is defined in Section 7.6(a).

     "Assignment and Assumption Agreement" is defined in Section 2.2(a).

     "Bankruptcy" means with respect to any Member:

               (i) the filing by such Member of a voluntary petition seeking liquidation, dissolution, reorganization, rearrangement, readjustment or similar relief, in any form, of its debts under the Federal Bankruptcy Code (or corresponding provisions of future laws) or any other bankruptcy or insolvency law, or such Member's filing an answer consenting to, or acquiescing in any such petition, or the adjudication of such Member as a bankrupt or insolvent;

               (ii) the making by such Member of an assignment for the benefit of its creditors or any similar action for the benefit of creditors, or the admission by such Member in writing of its inability to pay its debts as they mature;

               (iii) the expiration of sixty (60) days after the filing of an involuntary petition under the Federal Bankruptcy Code (or corresponding provisions of future laws) or any other bankruptcy or insolvency law, an application for the appointment of a receiver for the assets of such Member, or an involuntary petition seeking liquidation, dissolution, reorganization, rearrangement or readjustment of its debts or similar relief under any bankruptcy or insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60)-day period;

               (iv) the giving of notice by such Member to any Governmental Authority of insolvency or pending insolvency or suspension or pending


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          suspension of operations;

               (v) the appointment (or such Member's seeking or acquiescing in such appointment) of any trustee, receiver, conservator or liquidator of such Member of all or any substantial part of its properties or its interest in the Company; or

               (vi) the entry of an order for relief against such Member under the Federal Bankruptcy Code (or corresponding provisions of future laws) or any other bankruptcy or insolvency law.

The foregoing is intended to supersede and replace the events listed in Section
25.15.130 (1) (d) and (e) of the Act.

     "Bill of Title Transfer" is defined in Section 2.2(a).

     "Book Value" means (a) with respect to any property contributed to the Company by a Member, the fair market value of such property reduced (but not below zero) by all Depreciation with respect to such property charged to the Members' Capital Accounts and (b) with respect to any other asset of the Company, the adjusted basis of such property for federal income tax purposes, all as of the time of determination, and subject to adjustment pursuant to
Section 2.1(b).

     "Business" is defined in Section 1.4(a).

     "Capital Account" is defined in Section 2.1(a).

     "Change of Control" is defined in Section 7.9.

     "Claim" is defined in Section 10.3(a).

     "Clearwire Assets" is defined in Section 2.2(b).

     "Clearwire Seller" is defined in Section 7.6(a).

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Company" is defined in the second paragraph of this Agreement.

     "Confidential Information" means all documents and information concerning the Company and/or its Subsidiaries, the Members or their Affiliates, furnished to a Member or its Affiliate in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Company and/or its Subsidiaries.

     "Consent" means any consents and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the parties hereto to consummate the Transactions and for the Company to operate its business.

     "Contribution Option" is defined in Section 2.3(a).


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     "Deficit Capital Account" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

               (i) credit to such Capital Account any amount that such Member is obligated to restore to the Company under Regulation Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulation Sections 1.704-2(g)(1) and
          (i)(5); and

               (ii) debit to such Capital Account the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

     This definition is intended to comply with the provisions of Regulation Sections 1.704-1(b)(2)(ii)(d) and 1.704-2, and shall be interpreted consistently with those provisions.

     "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes; provided, that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for federal income tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or, if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the Manager.

     "Distributable Cash" means, as of the end of any fiscal period, the excess of the cash and cash equivalents held by the Company and its Subsidiaries over the aggregate amount of any reserves established by the Manager (in accordance with sound business practice) to fund the Company's reasonably anticipated cash requirements.

     "Drag Notice" is defined in Section 7.2.

     "Drag Rights" is defined in Section 7.2.

     "Equity Interests" means capital stock, partnership interests, limited liability company interests or other ownership or beneficial interests of any Person.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset, as of the date of determination, the cash price at which a willing seller would sell and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset in an arm's-length negotiated transaction with an unaffiliated third party without time constraints. Without limiting the foregoing the Fair Market Value of any Unit shall be the Fair Market Value of the Company, taken as a whole, divided by the


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total outstanding Units of the Company, as of the date of the determination.
Except as otherwise provided in Section 7.6, Fair Market Value shall be determined in accordance with Section 7.9.

     "FCC" means the Federal Communications Commission or any successor agency or entity performing substantially the same functions.

     "FCC Law" means the Communications Act of 1934, as amended (including as amended by the Telecommunications Act of 1996), and the rules, regulations and policies promulgated thereunder.

     "GAAP" means generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants.

     "Governmental Authority" means a national, state, provincial, county, city, local or other governmental or regulatory body or authority, whether domestic or foreign.

     "Immediate Family" means, with respect to any Person, such Person's spouse, parents, siblings and children, and such Person's spouse's parents, siblings and children.

     "Indemnified Party" is defined in Section 10.1(b).

     "Indemnifying Party" is defined in Section 10.3(a).

     "Indenture" means that certain Indenture dated as of August 5, 2005, as subsequently amended, among Clearwire, Clearwire LLC, Fixed Wireless Holdings, LLC, NextNet Wireless, Inc., and The Bank of New York, as Trustee.

     "Initiating Members" is defined in Section 6.8(e).

     "Information Rights Member" means a Member holding at least 5% of the outstanding Units in the Company.

     "Interest" means the Membership Interest of a Member, and includes the entire legal and equitable ownership interest of a Member in the Company.

     "Law" means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, policy, opinion, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

     "License" means a license, permit, certificate of authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility (including any emissions, discharges or releases therefrom), to transact an activity or business, to construct a tower or to use an asset or process, in each case issued or granted by a Governmental Authority.


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     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or other right of others therein, or encumbrance of any nature whatsoever in respect of such asset.

     "Liquidator" is defined in Section 9.3(b).

     "Majority in Interest" means, with respect to any matter, any combination of Members who, in the aggregate, own greater than 50% of the outstanding Units of the Company.

     "Manager" is defined in Section 6.1.

     "Material Adverse Effect" means a material adverse effect on the business, financial condition, assets, liabilities or results of operations or prospects of the Person specified.

     "Member" means Clearwire, Hawaiian Member and/or any Person who, at the time of the reference thereto, has been admitted to the Company as a Member in accordance with the terms of this Agreement and has not ceased to be a Member hereunder, in such Person's capacity as a member (within the meaning of the Act) of the Company.

     "Membership Interest" means all of a Member's share in the net profits, net losses, and other items of income or loss of the Company and distributions of the Company's assets pursuant to this Agreement, based on the percentage of outstanding Units owned by that Member, and all of a Member's rights to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members.

     "Neutral Bank" means the internationally recognized investment banking firm selected as follows: (a) Clearwire shall initially propose a slate of three firms; and (b) from such slate Hawaiian Member shall select the firm.

     "Non-Tax Distributions" means all distributions to a Member other than distributions intended (as determined in good faith by the Manager) to provide cash for the payment of such Member's federal income taxes based solely on such Member's distributive share of the Company's income.

     "Offer" is defined in Section 7.4.

     "Option Amount" is defined in Section 2.3(a).

     "Percentage Interest" means, with respect to a Unit Holder on a particular date, a fraction, expressed as a percentage, the numerator of which is the number of Units held by such Unit Holder on such date and the denominator of which is the total number of Units then outstanding.

     "Person" means any individual, corporation, partnership, firm, joint venture,


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limited liability company, limited liability partnership, association, joint stock company, trust, estate, incorporated or unincorporated organization, Governmental Authority, or other entity.

     "Presenting Member" is defined in Section 6.6(b).

     "Remaining Members" is defined in Section 6.8(e).

     "Reporting Entities" is defined in Section 5.7.

     "SEC" means the Securities and Exchange Commission.

     "Sarbanes-Oxley Act" is defined in Section 5.7.

     "Selling Member" is defined in Section 7.6(a).

     "Significant Event" is defined in Section 6.3(a).

     "Significant Matter" is defined in Section 6.3(a).

     "Subscription Agreement" is defined in the Preamble.

     "Subsidiary" means, when used with respect to a specified Person, any other Person of which at least 50% of the Equity Interests are owned, directly or indirectly, through one or more intermediaries by the specified Person.

     "Tag Notice" is defined in Section 7.3.

     "Tax Matters Partner" is defined in Section 5.6(d).

     "Transactions" means the transactions contemplated by this Agreement.

     "Treasury Regulations" means temporary and final regulations issued by the United States Department of the Treasury pursuant to the Code.

     "Unit Holder" means a Person who is the owner of Unit(s) in the Company.

     "Units" means each of the 10,000,000 units in the Company issued pursuant to Section 2.2 for the initial capital contributions by the Members, each of which initially represents a 0.001% Membership Interest under this Agreement and any Units subsequently issued pursuant to Section 2.3 or 2.4, or otherwise. The Membership Interest represented by a Unit shall be proportionately adjusted for any issuance of additional Units pursuant to Section 2.3 or 2.4 of this Agreement or otherwise.

     "Wireless Communications System" means the equipment and other assets required for the provision of wireless communications services.

     "Wireless Opportunity" is defined in Section 6.6(b).


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                                    ARTICLE 2
                                 CAPITALIZATION

     Section 2.1. Capital Accounts.

          (a) A capital account ("Capital Account") shall be determined and maintained for each Member in accordance with the principles of Regulation
     Section 1.704-1(b) at all times throughout the full term of the Company. In the event of a permitted sale or assignment of all or any part of a Member's Units or Membership Interest, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Unit(s) or Membership Interest.

          (b) The Book Value of all Company properties shall, unless otherwise determined by the Manager, be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (1) in connection with the acquisition of a Unit or Membership Interest by a new or existing Member for more than a de minimis capital contribution; (2) in connection with the grant of Units or other Membership Interest (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of being a member; (3) in connection with the liquidation of the Company as defined in Regulation Section 1.704-(1)(b)(2)(ii)(g); or (4) in connection with a more than de minimis distribution to a retiring or a continuing Member as consideration for all or a portion of his or its Unit(s) or Membership Interest. In the event of a revaluation of any Company assets hereunder, the Capital Accounts of the Members shall be adjusted, including continuing adjustments for Depreciation, to the extent provided in Regulation Section 1.704-(1)(b)(2)(iv)(f).

     Section 2.2. Initial Capital Contributions.

          (a) Effective July 11, 2006, pursuant to the Subscription Agreement, Hawaiian Member made a commitment to contribute to the Company the amount of Fifteen Million Dollars ($15,000,000) within sixty (60) days from the date of the Company's formation. In connection with this commitment, the Company issued to Hawaiian Member two million one hundred forty thousand (2,140,000) Units to reflect its ownership interest in the Company.

          (b) Within sixty (60) days from the date of the Company formation, subject to the satisfaction of the applicable conditions set forth in
     Section 2.2(d) below, Clearwire shall contribute those assets listed on
     Schedule 2.2 (the "Clearwire Assets") pursuant to an Assignment and Assumption Agreement in the form attached as Exhibit A (the "Assignment and Assumption Agreement") and a Bill of Title Transfer in the form attached as Exhibit B (the "Bill of Title Transfer") in exchange for 7,860,000 Units. The Clearwire Assets are being transferred subject to a continuing lien on these assets pursuant to the Indenture. Clearwire and Hawaiian


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     Member hereby agree that the initial Capital Account balance of Clearwire is Fifty Five Million Dollars ($55,000,000).

          (c) Immediately after giving effect to the contribution to the equity of the Company by Clearwire set forth above in Section 2.2(b), Clearwire shall own 78.6% of the outstanding Units in the Company and Hawaiian Member shall own 21.4% of the outstanding Units in the Company.

          (d) The obligations of Clearwire to consummate the contributions set forth in this Section 2.2 shall be subject to the following:

               (i) With respect to both Clearwire and Hawaiian Member, no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered into any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or impractical.

               (ii) The representation and warranties of Hawaiian Member set forth in Section 8.3 hereof shall be true and correct in all material respects on the date hereof and on the date of consummation of the transaction contemplated by this Section 2.2, and (y) Hawaiian Member shall have satisfied its obligations under the Subscription Agreement.

               (iii) Hawaiian Member's contribution of Fifteen Million Dollars ($15,000,000) pursuant to Section 2.2(a).

          (e) The obligation of Hawaiian Member to contribute Fifteen Million Dollars ($15,000,000) pursuant to Section 2.2(a) shall be subject to the following:

               (i) The representation and warranties of Clearwire set forth in
          Section 8.3 hereof shall be true and correct in all material respects on the date hereof and on the date of consummation of the transaction contemplated by this Section 2.2

               (ii) Clearwire's contribution of the Clearwire Assets pursuant to
          Section 2.2(b).

     Section 2.3. Hawaiian Member Contribution Option.

          (a) Contribution Option. For three (3) years from the date of this Agreement, Hawaiian Member shall have the option to contribute an additional Fifty Million Dollars ($50,000,000) ("Option Amount") in immediately available funds in exchange for 5,680,000 additional Units in the Company (the "Contribution Option"), subject to adjustment for additional capital calls, non-prorata distributions, and reorganization events.

          (b) Notice and Payment. Hawaiian Member shall give written notice of


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     its intent to exercise the Contribution Option and shall, within ten (10)
     days of such notice wire the Option Amount to the Company in exchange for the additional ownership interest stated in Section 2.3(a) above.

          (c) Amendment. Each of the Members agree that this Section 2.3 shall not be modified or amended without the written consent of the Hawaiian Member.

     Section 2.4. Additional Contributions.

          (a) Additional Contributions. The Manager shall determine whether it is in the Company's interest to borrow amounts necessary to satisfy the Company's additional capital needs or whether a capital call of the Members should be made. In the event that the Manager determines that a capital call is in the Company's best interests, or in the event that a Majority in Interest decides to expand the scope of the Company's operations, whether by adding additional services or increasing the market scope of the Company, then the Manager shall provide written notice to each Member with respect to the amount of required additional capital, the number of Units to be sold and the price per Unit and requesting each Member to provide its proportionate share of such additional capital. Within five (5) days of the delivery of such notice, each Member will provide the Manager with written notice as to whether it will contribute its proportionate share of the additional capital.

          (b) Disproportionate Contributions. If any Member chooses not to so contribute, then the contributing Members shall have the option to purchase the non-participating Member's share of the Units being sold in addition to their own share of the Units.

          (c) Insufficient Additional Contributions. If additional capital is needed to expand the operations of the Company into new markets (including markets in the islands of Hawaii) and the Company does not receive the full amount of additional contributions requested pursuant to Section 2.4(a) above, then the contributing Members may form a new entity with respect to such expanded areas, and the non-contributing Member shall not have any ownership interest in such new entity.

     Section 2.5. No Withdrawals

     Except as expressly set forth herein, no Member shall be entitled to withdraw any portion of its capital contribution or Capital Account balance.

     Section 2.6. No Interest on Capital Contribution.

     Except as expressly set forth herein, no Member shall be entitled to receive any interest on its capital contribution or Capital Account balance.

     Section 2.7. No Third Party Beneficiaries

     The provisions of this Article 2 are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any


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benefit upon any creditor of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make up any capital contributions to the Company and no Member or Manager shall have any duty or obligation to any creditor of the Company to issue any call for capital pursuant to this Article 2 or otherwise.

     Section 2.8. Preemptive Right

          (a) Grant of Preemptive Rights. The Company hereby grants to each Eligible Member the preemptive rights set forth in this Section 2.8 with respect to each issuance of Units, or securities or instruments convertible into or exchangeable or exercisable for any Units, of any class of security of the Company, other than the Units that are issued and outstanding as of the date of this Agreement and other than Units issued or issuable in the following circumstances (collectively, subject to the following exceptions, "New Units"):

               (i) Units (and/or options, warrants or other Unit purchase rights, and the Units issued pursuant to such options, warrants or other rights) issuable or issued to employees, consultants, directors, vendors, lessors or others with whom the Company conducts business, provided that such shares, options, warrants or other rights are issued directly in a transaction approved by the Manager or pursuant to a stock option plan or restricted stock plan approved by the Majority in Interest;

               (ii) Units (and/or options, warrants or other Unit purchase rights, and the Units issued pursuant to such options, warrants or other rights) issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions;

               (iii) Units (and/or options, warrants or other Unit purchase rights, and the Units issued pursuant to such options, warrants or other rights) issued pursuant to transactions involving technology licensing, research or development activities, the use or acquisition of strategic assets, properties or rights, or the distribution, manufacture or marketing of the Company's products, provided that each of the foregoing transactions is primarily for non-financing purposes;

               (iv) Units issuable or issued in connection with bona fide acquisitions of or by the Company whether by merger, consolidation, sale of assets, sale or exchange of equity or otherwise, the terms of which are approved by the Manager and the Majority in Interest;

               (v) Units (and/or options, warrants or other Unit purchase rights, and the Units issued pursuant to such options, warrants or other rights) issued or issuable (i) to the public pursuant to the IPO or (ii) upon exercise of warrants or rights granted to underwriters in connection with


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          such IPO;

               (vi) Units (and/or options, warrants or other Unit purchase rights, and the Units issued pursuant to such options, warrants or other rights) issuable or issued pursuant to agreements and warrants existing on the date hereof, including without limitation, the rights of the Hawaiian Member to purchase Units pursuant to Section 2.3 hereof;

               (vii) Units issued in connection with any equity split, equity dividend, reserve equity split or other distribution of Units that does not affect the economic interests or rights of holders of Units.

          (b) Exercise of Preemptive Rights. Each time after the date of this Agreement and prior to the time that the Company proposes to offer any New Units, the Company shall first make an offering of such New Units to the Eligible Member in accordance with this Section 2.8.

               (i) The Company shall deliver a notice (the "Issue Notice") to the Eligible Member stating (x) the bona fide intention of the Company to offer such New Units, (y) the number of such New Units to be offered, and (z) the price and terms upon which the Company proposes to offer such New Units.

               (ii) By written notification received by the Company, within 10 business days after receipt of the Issue Notice, each Eligible Member may elect to purchase, at the price and on the terms specified in the Issue Notice, a portion of such New Units that equals the proportion that the number of Units including any options, warrants or other share purchase rights held by such Member bears to the total number of shares of Units of the Company then outstanding, on a fully diluted basis, but excluding (x) any options, warrants or other rights to acquire Units where the fair market value of the Units issuable on the exercise of such options, warrants or other rights, as determined in good faith by the Manager, is less that the exercise price of such options, warrants or other rights and (y) any Units and options, warrants or other rights to acquire Units that are reserved but unallocated pursuant to any stock plan. Such written notification shall be a binding, irrevocable commitment to purchase such New Units.

               (iii) If Eligible Members do not elect to purchase all of the New Units that Eligible Members are entitled to purchase under subsection
          (ii), the Company may offer the unsubscribed portion of such New Units to any Persons at a price not less than, and upon terms no more favorable to the offeree, than those specified in the Issue Notice, provided that the Company completes the offer and sale of such unsubscribed portion within 120 business days after the date the applicable Issue Notice is first delivered to stockholders of the Company.

               (iv) No Member may assign its rights under this Section 2.8 without the consent of the Manager, which may be withheld at its sole discretion.

          (c) Eligible Member. For the purposes of this Section 2.8, an "Eligible Member" shall mean each Member holding at least 1% of the outstanding capital equity of the Company, on a fully diluted basis on the day immediately prior to the issuance of the Issue Notice.

                                    ARTICLE 3
                               PROFITS AND LOSSES

     Section 3.1. Allocation of Net Profit and Loss - In General.

          (a) Allocation of Net Profit. After giving effect to the special allocations set forth in Sections 3.2 and 3.3, the net profit for any fiscal year of the Company shall be allocated among the Members in the following order of priority:

               (i) first, to the Members in the reverse chronological order in which net losses were allocated to the Members pursuant to Sections 3.1(b)(iv), 3.1(b)(iii), and 3.1(b)(ii), respectively, until each Member has received aggregate allocations of net profit under this
          Section 3.1(a)(i) in an amount equal to, but not in excess of, the aggregate allocations of net loss to such Member pursuant to Sections 3.1(b)(ii) through 3.1(b)(iv)) for all prior fiscal years; and

               (ii) thereafter, to the Members in proportion to their respective Percentage Interests.

          (b) Allocation of Net Loss. After giving effect to the special allocations set forth in Sections 3.2 and 3.3, the net loss for any fiscal year of the Company shall be allocated among the Members in the following order of priority:

               (i) first, in proportion to the amounts allocated to the Members pursuant to Section 3.1(a)(ii) in an amount equal to the excess, if any, of (i) the cumulative net profits allocated to the Members pursuant to Section 3.1(a)(ii) for all prior fiscal years, over (ii) the cumulative net losses allocated to the Members pursuant to this
          Section 3.1(b)(i) for all prior fiscal years;

               (ii) second, to the Members in proportion to their respective Percentage Interests; provided, however, that net losses shall not be allocated to any Member pursuant to this Section 3.1(b)(ii) to the extent such allocation would cause such Member to have a Deficit Capital Account at the end of any fiscal year. Such excess net loss shall, instead, be allocated in accordance with Section 3.1(b)(iii);

               (iii) third, the remaining net loss, if any, shall be allocated among those Members who do not have Deficit Capital Accounts in proportion to their respective Percentage Interests; provided, however, that no allocation under this Section 3.1(b)(iii) shall cause any Member to have a Deficit Capital Account; and

               (iv) thereafter, any remaining net loss shall be allocated among the Members in proportion to their respective Percentage Interests.

     Section 3.2. Special Allocations

     The following special allocations shall be made for any fiscal year of the Company in the following order:

          (a) Minimum Gain Chargeback. If there is a decrease in the Company's "partnership minimum gain," as defined in and determined under Regulation Sections 1.704-2(b)(2) and 1.704-2(d), the minimum gain chargeback provisions of Regulation Section 1.704-2(f), which are hereby incorporated into this Agreement by this reference, shall be applied.

          (b) Member Minimum Gain Chargeback. If there is a decrease in any Member's share of "partner nonrecourse debt minimum gain," as defined in and determined under Regulation Section 1.704-2(i), the partner nonrecourse debt minimum gain chargeback provisions of Regulation Section 1.704-2(i)(4), which are hereby incorporated into this Agreement by this reference, shall be applied.

          (c) Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in accordance with Regulation Section 1.704-(1)(b)(2)(ii)(d).

          (d) Nonrecourse Deductions. "Nonrecourse deductions," as defined in and determined under Regulation Sections 1.704-2(b)(1) and (c), shall be allocated among the Members in accordance with the allocation pursuant to
     Section 3.1(a)(ii).

          (e) Member Nonrecourse Deductions. "Partner nonrecourse deductions," as defined in and determined under Regulation Sections 1.704-2(i)(1) and
     (2), shall be specially allocated among the Members in accordance with Regulation Section 1.704-2(i).Curative Allocations

     Section 3.3. Corrective Allocations. The allocations set forth in Section
3.2 are intended to comply with certain regulatory requirements under Code
Section 704(b). The Members intend that, to the extent possible, all allocations made pursuant to such Sections will, over the term of the Company, be offset either with other allocations pursuant to Section 3.2 or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 3.3. Accordingly, the Manager is hereby authorized and directed to make offsetting allocations of Company income, gain, loss or deduction under this Section 3.3 in whatever manner the Manager determines is appropriate so that, after such offsetting special allocations are made (and taking into account the reasonably anticipated future allocations of income and gain pursuant to Sections 3.2(a) and 3.2(b), the Capital Accounts of the Members are, to the extent possible, equal to the Capital Accounts each would have if the provisions of Section 3.2 were not contained in this Agreement and all income, gain, loss and deduction of the Company were instead allocated pursuant to Section 3.1.

     Section 3.4. Other Allocation Rules.

          (a) General. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit, and any other allocations not otherwise provided for shall be divided among the Members in accordance with their Percentage Interests, or as otherwise may be required under the Code and the Regulations thereunder.

     Section 3.5. Allocation of Excess Nonrecourse Liabilities. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulation Section 1.752-3(a)(3), the Members' interests in the Company's profits shall be their respective Percentage Interests.

     Section 3.6. Allocations in Connection with Varying Interests. If, during a Company fiscal year, there is (i) a permitted transfer of all or a part of a Member's interest in the Company, or (ii) the admission or withdrawal of a Member, net profit, net loss, each item thereof, and all other tax items of the Company for such fiscal year shall be divided and allocated among the Members by taking into account their varying interests during such fiscal year in accordance with Code Section 706(d) and using any conventions permitted by law and selected by the Manager.

     Section 3.7. Determination of Net Profit or Loss. The net profit or net loss of the Company, for each fiscal year or other period, shall be an amount equal to the Company's taxable income or loss for such period, determined in accordance with Code Section 703(a) (and, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), subject to the following adjustments:

          (a) Any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

          (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

          (c) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation for such fiscal year shall be taken into account;

          (d) If the Book Value of any Company asset is adjusted pursuant to
     Section 2.1(b), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing net profit or loss;

          (e) Gain or loss resulting from the disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from the Book Value of such asset; and

          (f) any items that are specially allocated pursuant to Section 3.2 or
     Section 3.3 shall not be taken into account in computing the Company's net profit or net loss.

     Section 3.8. Mandatory Tax Allocations Under Code Section 704(c).

          (a) In accordance with Code Section 704(c) and Regulation Section 1.704-3, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value. Prior to the contribution of any property to the Company that has a fair market value that differs from its adjusted tax basis in the hands of the contributing Member on the date of contribution, the contributing Member and the Manager shall agree upon the allocation method to be applied with respect to that property under Regulation Section 1.704-3, which allocation method shall be set forth on attached Schedule 2, as amended from time to time. The same procedure shall apply to any revaluation of Company property as permitted under Regulation
     Section 1.704-1(b)(2)(iv)(f).

          (b) Allocations pursuant to this Section 3.8 are solely for purposes of federal, state, and local income and franchise taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of net profit, net loss, or other items as computed for book purposes, or distributions pursuant to any provision of this Agreement.

                                    ARTICLE 4
                                  DISTRIBUTIONS

     Section 4.1. Distributable Cash

          (a) Mandatory Distributions. Subject to Clearwire's satisfaction of its debt obligations arising under the Indenture, to the extent Distributable Cash is available therefor, the Company shall make a distribution to the Members, on or before April 1st of each year pro-rata in accordance with their Percentage Interests, if any, shall be distributed to the Members in an amount equal to the product of (i) the maximum combined federal and state income tax rate applicable to any Member in effect for such year and (ii) the taxable income of the Company in the immediately preceding year.

          (b) Optional Distributions. Subject to Sections 4.2 and 6.3, Distributable

     Cash shall be distributed to the Members in proportion to their respective Percentage Interests quarterly in arrears, provided that the Company shall not be required to make any distribution to any Member if such distribution would violate the Act or other applicable law.

     Section 4.2. Liquidating Distributions.

     Notwithstanding Section 4.1, distributions to the Members of cash or property in connection with a dissolution of the Company shall be made, as provided in Section 9.3(d)(ii).

     Section 4.3. Other Distributions.

     No Member shall be entitled to receive any other distribution from the Company without the consent of the Manager or as otherwise provided in this
Article 4 and Section 9.3(d).

                                    ARTICLE 5
                             ACCOUNTING AND RECORDS

     Section 5.1. Fiscal Year

     The fiscal year of the Company shall be the year ending December 31.

     Section 5.2. Method of Accounting

     Unless otherwise provided herein, the Company books of account shall be maintained in accordance with GAAP; provided that for purposes of making allocations and distributions hereunder (including distributions upon dissolution of the Company in accordance with Capital Account balances as required by Section 9.3(d)(ii)), the relevant items shall be determined in accordance with federal income tax accounting principles utilizing the accrual method of accounting, with adjustments required by Treasury Regulation Section 1.704-1(b) to properly maintain Capital Accounts. Each Member acknowledges that the Capital Account balances of the Members for the purposes described in the preceding sentence are not computed in accordance with GAAP and accordingly that any GAAP financial statements for the Company may not reflect their true Capital Account balances.

     Section 5.3. Books and Records; Inspection

          (a) Books of Account and Records. Proper and complete records and books of accounts of the Company business for tax and financial purposes, including all such transactions and other matters as are usually entered into records and books of account maintained by Persons engaged in businesses of like character or as are required by law, shall be kept by the Company at the Company's principal office and place of business. The Manager may delegate to a third party or any Member the duty to maintain and oversee the preparation and maintenance of such records and books of account. Books and records maintained for financial purposes shall be maintained in accordance with GAAP, and books and records maintained for tax purposes shall be maintained in accordance with the Code and applicable Treasury Regulations.

          (b) Inspection. All records and documents described in Section 5.3(a) shall be open to inspection at the Company's primary offices and copying by any of the Members at any reasonable time during business hours. Any Member wishing to inspect such records shall provide at least five (5) business days advance written notice prior to inspection, and any and all copying and expenses related to the inspection shall be borne by the inspecting Member.

     Section 5.4. Financial Statements

     Within ninety (90) days after the end of each fiscal year, and forty-five
(45) days after the end of each calendar quarter, the Manager shall cause to be furnished to each Information Rights Member financial statements with respect to such fiscal year or quarter of the Company, consisting of (i) a balance sheet showing the Company's financial position as of the end of such fiscal year or quarter, (ii) supporting profit and loss statements, (iii) a statement of cash flows for such year or quarter, and (iv) Members' Capital Accounts.

     Section 5.5. Operations Reporting.

     Within thirty (30) days following the end of each month, the Manager shall cause to be furnished to each Information Rights Member the operational information described on Schedule 5.5 with respect of the Company's operations during the previous month.

     Section 5.6. Taxation

          (a) Status of the Company. The Members acknowledge that this Agreement creates a partnership for federal income tax purposes. Furthermore, the Members hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

          (b) Tax Elections and Reporting.

               (i) Generally. The Company shall make the following elections and take the following positions under United States income tax laws and Treasury Regulations and any similar state laws and regulations: (A) adopt the year ending December 31 as the annual accounting period (unless otherwise required by the Code and Treasury Regulations); (B) adopt the accrual method of accounting; (C) insofar as permissible, report the Company's tax attributes and results using principles consistent with those assumed in connection with entering into this Agreement; and (D) have the Company treated as a partnership for federal income tax purposes in a manner consistent with Treasury Regulations Section 301.7701-1, et seq.

               (ii) Code Section 754 Election. The Manager shall, upon the written request of any Member, cause the Company to file an election under Code section 754 and the Treasury Regulations thereunder to adjust the basis of the Company's assets under Code section 734(b) or 743(b) and a corresponding election under the applicable sections of state and local law.

          (c) Company Tax Returns. The Tax Matters Partner will prepare or cause to be prepared the domestic and foreign tax returns and information returns for the Company at no charge to the Company, except for all reasonable out-of-pocket expenses (including accounting fees, if any). Any Member may, at its own expense, engage a third party to review the tax returns and information returns prepared by the Tax Matters Partner pursuant to the preceding sentence. Any and all other tax returns shall be prepared in a manner directed by the Tax Matters Partner consistent with the terms of this Agreement. Each Member shall provide such information, if any, as may be reasonably requested by the Company for purposes of preparing such tax and information returns including, without limitation, the adjusted tax basis for Federal income tax purposes of the assets contributed by any Members pursuant to Section 2.2(a). The Tax Matters Partner shall use its best efforts to (i) cause draft copies of all tax returns to be submitted to each Member not fewer than thirty (30) days before the filing thereof and within one hundred twenty (120) days after the end of each tax year of the Company, (ii) cause copies of all final tax returns to be delivered to each Member within one hundred eighty (180) days after the end of each tax year of the Company, and (iii) deliver to each Member within ninety (90) days after the end of each tax year any additional information in the possession of the Company that the Members may require for the preparation of their own income tax returns.

          (d) Tax Audits. Clearwire shall be the "tax matters partner," as that term is defined in Code section 6231(a)(7) (the "Tax Matters Partner") with all of the rights, duties and powers provided for in sections 6221 through 6234, inclusive, of the Code, provided that the Tax Matters Partner shall not pay or agree to pay any audit assessment, or any amount in settlement or compromise of any litigation, in respect of income tax liability of the Members attributable to the Interests in the Company, in excess of $200,000 in any one instance or series of related instances, unless approved by the Manager. The Tax Matters Partner, as an authorized representative of the Company, shall direct the defense of any tax claims made by the Internal Revenue Service or any other taxing jurisdiction to the extent that such claims relate to adjustment of Company items at the Company level and, in connection therewith, shall retain and cause the Company to pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner. The Tax Matters Partner shall also be responsible for timely filing for all elections made by the Company. The Tax Matters Partner shall deliver to each Member and the Manager a semi-annual report on the status of all tax audits and open tax years relating to the Company, and shall consult with and keep all Members and the Manager advised of all significant developments in such matters coming to the attention of the Tax Matters Partner. All reasonable expenses of the Tax Matters

     Partner and its Affiliates (including reasonable internal time charges and reasonable disbursements) and other reasonable fees and expenses in connection with such defense shall be borne by the Company. The provisions of Section 10.1 and 10.2 shall apply to any acts or omissions of the Tax Matters Partner (other than failure to comply with the express terms of this Agreement) while acting in that capacity. Except as provided in
     Article 10, neither the Tax Matters Partner nor the Company shall be liable for any additional tax, interest or penalties payable by a Member or any costs of separate counsel chosen by such Member to represent the Member with respect to any aspect of such challenge. The Company shall indemnify and reimburse the tax matters partner for all reasonable expenses, including legal and accounting fees, claims, liabilities, losses and damages, incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members attributable to the Company. The payment of all such expenses shall be made before any Distributions are made to Members (and such expenses shall be taken into consideration for purposes of determining Distributable Cash) or any discretionary Reserves are set aside by the Manager. Neither the tax matters partner nor any Member shall have any obligation to provide funds for such purpose. The provisions for exculpation and indemnification of the various Persons set forth in Sections and shall be fully applicable to any Member acting as tax matters partner for the Company. With respect to State of Hawaii income taxes, the Tax Matters Partner will work with the Hawaiian Member to establish a structure so as to ensure that the economic benefits therefrom to such Parties are realized in a manner that is as tax- and accounting-efficient to such Parties as possible; provided, however that such structure does not negatively affect the federal or other states income taxes to be paid by any Member.

     Section 5.7. Internal Control Over Financial Reporting

     In consideration of the financial support provided to the Company by the Members, the Company agrees to promptly establish and thereafter maintain policies and procedures regarding internal control over financial reporting that will enable the Members or their Affiliates to comply with the requirements of
Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the rules promulgated from time to time thereunder by the SEC to the extent that such members or Affiliates are required to consolidate the Company pursuant to FASB Interpretation No. 46 or are otherwise obligated to evaluate and report on the effectiveness of the Company's internal control over financial reporting. Those Members and their Affiliates that are subject to said Section 404 are referred to collectively as the "Reporting Entities." The Company will (i) furnish the Reporting Entities with copies of all written policies and procedures established and maintained by the Company pursuant to this paragraph,
(ii) provide the Reporting Entities (and their independent auditors) with access to the Company's financial books and records, and to the Company's management and independent auditors, to the extent necessary to enable the Reporting Entities to evaluate the adequacy of, and to monitor the Company's compliance with, such policies and procedures, and otherwise cooperate with them to the extent reasonably requested, and (iii) promptly adopt any new policies and procedures regarding internal control over financial reporting, and promptly implement any remedial measures with respect to any such existing policies and procedures, as the Reporting Entities may reasonably request to enable them to comply with the requirements of Section 404 of the Sarbanes-Oxley Act and the rules promulgated from time to time thereunder by the SEC and thereby to conclude and assert that the internal control over financial reporting of the Company is effective.

                                    ARTICLE 6
                                   MANAGEMENT

     Section 6.1. Manager

     Clearwire (in such capacity, the "Manager") shall have full power and authority to direct and control the property, business and affairs of the Company, except with respect to those matters specifically made subject to the approval requirements of Sections 6.3 and 6.4, and subject to the right of the Manager to delegate such power and authority to Persons responsible for day-to-day operation of the Company (it being understood that authority to undertake Significant Events or Significant Matters prior to approval as provided in Section 6.3(b) shall not be so delegated). Subject to the foregoing, in addition to the powers and authorities by this Agreement expressly conferred upon it, the Manager may exercise all such powers of the Company and do all such lawful acts and things as are not by statute or by this Agreement directed or required to be exercised or done by the Members. Except as otherwise provided in this Agreement, no Member shall have any right or authority to take any action on behalf of the Company with respect to third parties or to bind the Company. The Company shall reimburse Clearwire for its direct costs and expenses, and for an allocable share of its indirect costs and expenses, incurred in its capacity as Manager, including but not limited to the compensation paid to its employees to the extent allocable to time spent by them on the business and affairs of the Company.

     Section 6.2. Meeting Requirements

          (a) Regular Meetings. The Manager shall hold a meeting of the Members at such place agreed to by a Majority in Interest on such dates and at such times as are established by the consent of a Majority in Interest.

          (b) Special Meetings. A special meeting of the Members shall be held at the request of the Manager. The location of such meeting shall be at such place reasonably agreed to by a Majority in Interest.

          (c) Telephonic Meetings. Any meeting of the Members may be held by conference telephone call or through similar communications equipment by means of which all persons participating in the meeting can hear and be heard by each other. Participation in a telephonic meeting held pursuant to this Section 6.2(c) shall constitute presence in person at such meeting.

          (d) Notices. Notices of regular meetings and special meetings may be given by the Manager, as the case may be, and shall state the date, hour and purpose of the meeting. All such notices shall be accompanied by an agenda for the meetings, as well as (to the extent practicable) the texts of all resolutions proposed to be adopted at such meetings. No item may be discussed if not on the agenda unless a quorum is present and the Members present waive notice of the additional item(s). Notice of a regular or special meeting shall be given by facsimile, confirmed by certified mail, return receipt requested not less than 14 days (in the case of a regular meeting) or 72 hours (in the case of a special meeting) before the date of the meeting to each Member at the facsimile number and address provided by the Member to the Company from time to time. Any Member may waive, as to such Member only, in writing, the requirements for notice before or after a meeting or by attending such meeting and not protesting any lack of notice. Notwithstanding any other term hereof, no regular or special meeting may occur without notice therefor being delivered or waived in accordance with this Section 6.2(d).

          (e) Quorum. At each meeting of the Members, the presence in person or by telephone of Members holding a Majority in Interest shall be necessary to constitute a quorum for the transaction of business.

          (f) Written Consents. Subject at all times to Section 6.3 (including without limitation the provisions relating to Significant Matters contained therein), any action required or permitted to be taken at a meeting of the Members may be taken without a meeting, but upon the requisite notice as provided in paragraph (d) above, if the requisite Members consent thereto in writing, and if a complete and correct copy of such consent is delivered to all the Members following the execution of any such consent.

     Section 6.3. Actions Requiring Majority Approval.

          (a) The following actions require approval by a Majority in Interest:

               (i) any Significant Event or Significant Matter; and

               (ii) any other matter that a Majority in Interest or the Manager determines shall require majority approval.

          "Significant Event" means any of the following:

               (1) Any Significant Matter;

               (2) The adoption or amendment of any operating or capital budget, subsequent business plan, marketing plan, financial plan, operational plan, technical plan, communication plan, strategic plan or any other material plan, policy, or strategy of the Company;

               (3) The hiring or firing of the manager(s) of the operations of the Company and the setting of compensation of such Person(s);

               (4) The hiring or firing of the key personnel of the Company;

               (5) The approval or amendment of material contracts;

               (6) The commencement or prosecution of any material claim in a judicial proceeding or arbitration forum, or the settlement of any such claim against the Company;

               (7) Any transaction or series of transactions or other activities which, if carried out, could reasonably be expected to include in the range of possible results the financial performance of the Company materially diverging from the then current budget or business or other plan of the Company;

               (8) Any material change in the manner in which the Business is conducted; and

               (9) Any agreement, arrangement or understanding, written or oral, between the Company, on the one hand, and any Affiliates thereof, on the other hand.

          "Significant Matter" means any of the following:

               (1) The sale, transfer, assignment, pledge or other disposition by the Company of any FCC License or otherwise any material portion of the assets of the Company;

               (2) The merger, combination or consolidation of the Company with or into any other entity (regardless of whether the Company is the surviving entity in any such merger, combination or consolidation), the acquisition of any business by the Company, the formation of any partnership or joint venture involving the Company, or the liquidation, dissolution or winding up of the Company;

               (3) Any offering or issuance of additional Units, or any other securities or ownership interests in, the Company, including, without limitation, warrants, options or other rights convertible into or exchangeable for Units, or other securities or ownership interests in, the Company;

               (4) The repurchase by the Company of any Units other than as provided herein;

               (5) The payment by the Company of any distribution, direct or indirect, on or on account of any Units, now or hereafter outstanding, unless such distribution is being paid as expressly provided by any Section of this Agreement other than Section 4.2.

               (6) Except as otherwise provided in Section 11.2, the authorization or adoption of any amendment to the certificate of formation, limited liability company agreement, or any other constituent document of the Company;

               (7) The incurrence by the Company, whether directly or indirectly, of any indebtedness for borrowed money or capital leases not in the ordinary course of business, other than indebtedness existing on the date hereof;

               (8) The making of, or commitment to make, by the Company of any material capital expenditure not in the ordinary course of business, except as provided in the then current budget or business or other plan of the Company;

               (10) The acceptance of additional capital contributions or approval of calls therefor;

               (11) The hiring or firing of the independent certified public accountants (if other than one of the Big Four accounting firms) or other tax advisor for the Company, or the making of any tax election on behalf of the Company; and

               (12) The entering into any contract, agreement or understanding to do any of the foregoing.

          (b) Approval Requirements. The Company shall provide each Member with adequate notice (in light of the time frame in which approval is sought) of the substance of any matter requiring majority approval in order to afford such Members sufficient time to review such matter and the Company's analysis thereof.

          (c) Certain Rights. Notwithstanding any other provision of this Agreement to the contrary, the Manager shall have unfettered use of all facilities and equipment of the Company and shall: (i) control the daily operations of the Company; (ii) determine and carry out the policy decisions of the Company, including preparing and filing applications with the FCC; (iii) employ, supervise, and dismiss employees of the Company; and
     (iv) be responsible for overseeing the financial operations of the Company, including payment of financing obligations of the Company arising out of operations and receiving on behalf of the Company moneys and profits from the operation of the Company's facilities.

     Section 6.4. Actions by Members

     Notwithstanding any other provision in this Agreement to the contrary, the following actions require the prior written approval by a Majority in Interest:
(i) change in permitted activities of the Company in accordance with Section 1.4, (ii) dissolution of the Company in accordance with Section 9.2(a)(ii), and
(iii) amendment of this Agreement in accordance with Section 11.2.

     Section 6.5. Confidentiality

          (a) Each Member shall, and shall cause each of its Affiliates, and each of its and their respective partners, members, managers, shareholders, directors, officers, employees and agents (collectively, "Agents") to, keep secret and retain in strictest confidence, and not use for any purpose except as contemplated by this Agreement, any and all Confidential Information relating to the Company or any Member and shall not disclose such information, and shall cause its Agents not to disclose such information, to anyone except (i) such Member's Affiliates or Agents who have a need to know such information in connection with the matters contemplated by this Agreement, and (ii) other Persons (such as lenders to a

     Member) who have a bona fide business reason for obtaining such information in connection with their dealings with such Member and who agree in writing to keep in confidence all Confidential Information in accordance with the terms of this Section 6.5. The obligations under this Section 6.5 shall survive the termination of this Agreement for a period of three years (or, if earlier, as to any Person, three years following the date such Person ceases to be a Member). The foregoing provisions of this Section 6.5 were negotiated in good faith by the parties hereto and the parties hereto agree that such provisions are reasonable and are not more restrictive than is necessary to protect the legitimate interests of the Members and the Company.

          (b) The obligations set forth in Section 6.5(a) shall not apply with respect to Confidential Information that (i) is or becomes generally available to the public other than as a result of disclosure by the receiving party or its Agents, (ii) was in or comes into the possession of the receiving party from a source not known by the receiving party after reasonable inquiry to be bound by a confidentiality agreement with respect to the information in question, (iii) is required to be disclosed by the receiving party pursuant to Law or (iv) is required to be disclosed in the receiving party's financial statements prepared in accordance with GAAP.

          (c) To the fullest extent permitted by law, if a Member or any of its Affiliates or Agents breaches or threatens to commit a breach of this
     Section 6.5, the other Members and the Company shall have the right to have this Section 6.5 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that money damages will not provide an adequate remedy to such other Members or the Company. Nothing in this
     Section 6.5 shall be construed to limit the right of any Member or the Company to collect money damages in the event of a breach of this Section 6.5, nor to limit the right of any Member to report the financial condition and results of operations of the Company to its shareholders, bondholders or to regulatory authorities to the extent required by law, regulation or the terms of existing instruments.

          (d) Anything else in this Agreement notwithstanding, each Member shall have the right to disclose any information, including Confidential Information of any other Member or such other Member's Affiliate(s), in any filing with any regulatory agency, court or other Governmental Authority to the extent that the disclosing Member determines in good faith that it is required by Law, provided that any such disclosure shall be as limited in scope as possible and shall only be made after giving the other Member as much notice as practicable of such required disclosure and an opportunity to contest such disclosure if possible.

          (e) Clearwire may disclose this Agreement to its Affiliates, strategic partners, actual or potential investors, lenders, acquirers, merger partners, and others whom Clearwire deems in good faith to have a need to know such information for purposes of pursuing a transaction or business relationship with Clearwire. Hawaiian Member may disclose this Agreement and any Confidential Information to any actual or potential bona fide purchaser of any of the Hawaiian Member's Membership Interests provided that prior to any such disclosure, (i) it has notified the Manager at least five (5) Business Days, and (ii) prior to it receives from such person an executed confidentiality agreement in form and substance reasonably satisfactory to the Manager.

     Section 6.6. Non-Competition.

          (a) The Members and their Affiliates may engage in or possess an interest in other business ventures in which the Company is not a party, and may engage in any other activities, independently or with others in which the Company is not a party. Notwithstanding the foregoing, the Members and their Affiliates shall not acquire any interests in, act on behalf of, either as an officer, director, employee or consultant, any Person involved in the provision, sale, operation or development of wireless communications or broadband services or the ownership, leasing or rights to use wireless spectrum for the delivery of wireless broadband services in the State of Hawaii, including without limitation, the ownership and leasing of wireless spectrum in the 2.5 to 2.69 GHz range; provided, however that foregoing restrictions shall not prohibit the Members from owning a minority interest of not more than 5% of a company headquartered in the State of Hawaii whose equities are publicly traded on a nationally recognized stock exchange or on the NASDAQ National Market System.. Recognizing Clearwire's expertise in acquiring wireless spectrum and the Hawaiian Member's business relationships in Hawaii, Clearwire and the Hawaiian Member will work together to support the Company's acquisition of additional spectrum in Hawaii. The Hawaiian Member will use its commercially reasonable efforts to support the Company's initiatives in this regards by undertaking such actions as the Manager may reasonably request provided that such actions (i) do not involve material expense or dedication of material resources by Hawaiian Member unless reimbursed by the Company, and (ii) do not impose any additional material restrictions beyond those set forth in this Agreement on Hawaiian Member's or its Affiliate's respective activities. To that end, the Company and the Members will determine in good faith what, specifically, the Hawaiian Member can do to support the Company's efforts to acquire additional spectrum to benefit the Company.

          (b) In the event that a Member is presented with an opportunity to engage in a business venture in the communications and broad band industry (the "Wireless Opportunity"), such Member (the "Presenting Member") shall, whether or not it desires to accept the Wireless Opportunity, present it in writing to the Manager and the other Members as an opportunity for the Company. If a Majority in Interest decides not to pursue the Wireless Opportunity, then, so long as pursuing the Wireless Opportunity would not breach the provisions of Section 6.6(a), the Presenting Member shall be free to pursue the Wireless Opportunity on the same terms and conditions that were presented to the Company and neither the Company nor any of the other Members shall have any rights or interest in the Wireless Opportunity. If a Majority in Interest decides to pursue the Wireless Opportunity, then the Presenting Member shall take all efforts necessary to transfer such opportunity to the Company.

     Section 6.7. Duties. To the extent that, at law or in equity, any Member or any

Affiliate of a Member, or any member, manager, partner, director, officer, stockholder, employee, agent or representative of a Member or such Affiliate, would have duties (including fiduciary duties) and liabilities to the Company or the Members different from or in addition to those provided in this Agreement, all rights of the other Members and the Company arising out of such other duties and liabilities are hereby waived and no such Person shall be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

     Section 6.8. Dispute Resolution

          (a) If a dispute arises out of this Agreement or the Transactions, the parties shall make a good faith effort to resolve such dispute promptly. If the parties are unable to resolve the dispute within thirty (30) days of notice by one Member to the other Members and Manager of the dispute, then any Member (the "Initiating Member") may initiate arbitration proceedings against the other Member (the "Remaining Members"). The dispute shall then be settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration in effect on the date hereof, by a panel of three arbitrators. The Initiating Member shall select one of three arbitrators, the Remaining Members shall select a second arbitrator, and these two arbitrators shall select the third arbitrator. The arbitrators shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be chosen by the three arbitrators. The parties agree that all communications and negotiations between the parties during the dispute resolution process, and any settlements agreed upon are confidential. The reasonable out-of-pocket costs (including reasonable attorneys' fees and expenses) of the prevailing party in any arbitration proceeding shall be paid by the other party. The arbitrators shall determine which party is the prevailing party for purposes of this paragraph, and shall include such determination in their award. If the arbitrators determine that neither party is the prevailing party for purposes of this paragraph, then each party shall bear its own costs and expenses, including attorneys' fees and expenses, and shall share equally the fees of the arbitrators.

                                    ARTICLE 7
                      TRANSFER OR ENCUMBRANCE OF INTERESTS

     Section 7.1. General Restriction on Transfer or Encumbrance.

     No Interest may be directly or indirectly assigned, sold, transferred or otherwise disposed of, or pledged, hypothecated or otherwise encumbered, whether voluntarily or involuntarily, in whole or in part (any such transaction being referred to in this Article 7 as a "transfer"), except in accordance with the terms of this Article 7, Article 11 hereof or as otherwise specifically provided in this Agreement. Notwithstanding the foregoing, Clearwire may, at any time in connection with other debt financing, pledge its Units, including any pledges currently required under the Indenture. Further, this Article 7 shall not apply to any transfers by Clearwire to any of its Affiliates, to any indirect transfers resulting from any change of control of Clearwire, or to any transfers by Clearwire arising by operation of law.

     Section 7.2. Drag-Along Rights.

     In the event that Clearwire (together with its Affiliates) commits to transfer 25% or more of its Units or Interests in the Company, in a bona fide arm's-length transaction, or a series of related bona fide arm's length transactions, to a person or entity that is not an Affiliate of Clearwire, then Clearwire will provide notice (the "Drag Notice") to the other Members identifying the Units or Interest to be sold and the price to be paid therefor. Within ten (10) days of the Drag Notice, Clearwire shall have the ability to require all other Members to transfer their pro rata shares of their Units or Interests to the potential buyer at the same price and upon the same terms and conditions as Clearwire is transferring its Units or Interest (the "Drag Rights").

     Section 7.3. Tag-Along Rights.

     If Clearwire does not invoke its Drag Rights, within fifteen (15) days of the Drag Notice, then any Member may, if it so chooses, participate with Clearwire with respect to such transfer by providing written notice of its intention to do so (the "Tag Notice"). Such Tag Notice shall constitute the Member's irrevocable election to cause the transferee to purchase, at the same price and upon the same terms and conditions as those received by the Clearwire, a pro rata portion of the Member's Units or Interest in the Company and the Units or Interest to be purchased from Clearwire shall be reduced accordingly.

     Section 7.4. Rights of First Refusal.

     If any Member other than Clearwire has received a bona fide, written, binding offer and commitment (the "Offer") for the acquisition of any or all of the Member's Units or Interest in the Company (the "Subject Company Interest"), and the selling Member wishes to accept the Offer, then upon acceptance of the Offer, the selling Member shall first provide Clearwire notice of the Offer, which notice will identify the offeree and provide all of the material terms of the offer, including the number of Units constituting the Subject Company Interest, the purchase price of such Subject Company Interest and manner in which the purchase price is to be paid. The notice shall constitute the selling Member's binding offer to sell such Subject Company Interest to Clearwire on the same terms. Clearwire shall have twenty (20) business days after delivery of such notice to exercise its right to purchase all, but not less than all of, the Subject Company Interest in the Company on the same terms and conditions as set forth in the notice. If Clearwire does not elect to purchase the Subject Interest within such twenty (20) day period, then the selling Member shall have a period of ninety (90) days in which to close the sale of the Subject Company Interest in accordance with the terms of the Offer. If such sale is not closed within such 90 day period, then any proposed transfer by such Member of any Units or Interest in the Company shall again be subject to this Section 7.4.

     Section 7.5. Substituted Members.

     Any transfer pursuant to Section 7.4 other than to Clearwire must be approved in writing by a Majority in Interest prior to any such transfer, such approval not to be unreasonably withheld or delayed, and no such transferee shall become a Member without such approval. Upon the admission of any such transferee as a Member, the transferring Member shall be relieved of any obligation arising under this Agreement subsequent to such transfer with respect to the Interest being transferred, and if the transferring Member no longer holds any Interest, the transferring Member shall be relieved of all obligations arising under this Agreement except for its obligations under Section 6.5 or with respect to any breach of this Agreement arising prior to such transfer.

     Section 7.6. Alternative Sale Rights.

          (a) In the event that Clearwire or any Clearwire Affiliate that directly or indirectly owns or controls Clearwire (each, a "Clearwire Seller") commits to sell all of its stock or membership interests or all or substantially all of its assets, in a bona fide arm's-length transaction or a series of related bona fide arm's length transactions (an "Alternative Transaction") to a Person that is not an Affiliate of the Clearwire Seller, then the Clearwire Seller will have the option, by providing written notice (the "Alternative Rights Notice") to the other Members, to require all other Members (each, a "Selling Member") to sell their Interest to the Clearwire Seller in exchange for a purchase price equal to the Fair Market Value of the Selling Member's Interest in the Company (the "Alternative Transaction Purchase Price"). For purposes of this Section 7.6, "Fair Market Value" shall be determined as of the Adjustment Date by the Neutral Bank, which determination shall be conclusive and binding on all parties.

          (b) If the consideration being received by the Clearwire Seller in the Alternative Transaction consists of securities and/or other noncash assets,
     (i) such securities and/or other noncash assets shall be deemed to have a Fair Market Value for the purposes of this Section 7.6 equal to the value established for such securities and/or other noncash assets in the Alternative Transaction, and (ii) to satisfy the Alternative Transaction Purchase Price, in lieu of paying cash, the Clearwire Seller shall have the option to deliver to each Selling Member a portion of such securities and/or other noncash assets received in the Alternative Transaction with a Fair Market Value equal to the Alternative Transaction Purchase Price payable to such Selling Member. Upon any election by the Clearwire Seller under this subsection (b), each Selling Member shall be required to enter into any agreements contemplated in the Alternative Transaction to be entered into by the recipients of securities and/or other noncash assets in such Alternative Transactions.

     Section 7.7. Invalid Transfers Void. Any purported transfer of an Interest or any part thereof not in compliance with the foregoing provisions of this
Article 7 shall be void and of no force or effect and the transferring Member shall be liable to the other Members and the Company for all liabilities, obligations, damages, losses, costs and expenses (including but not limited to reasonable attorneys' fees and court costs) arising out of such noncomplying transfer.

     Section 7.8. No Change of Control. Neither the Hawaiian Member nor any of its interest holders shall take any action or fail to take any action that could result in a change of control of the Hawaiian Member, without the prior written consent of Clearwire, which may be given or withheld in its discretion. A "Change of Control" for the purposes of this Agreement shall mean (i) a sale of all or substantially all of the assets of the Hawaiian Member or its interest holders, as applicable; (ii) the transfer by the Hawaiian Member or its interest holders, as applicable, by means of a merger, consolidation, reorganization, recapitalization or otherwise, of more than 50% of the voting power of the Hawaiian Member or its interest holders, as applicable; or (iii) the transfer by the Hawaiian Member or its interest holders, whether contractually or otherwise, of the right to appoint the manager or a majority of the board of directors of the Hawaiian Member or its interest holders, as applicable, or the power to director or cause the direction of the management and policies of the Hawaiian Member or its interest holders.

     Section 7.9. Certain Determinations

     Except as provided in Section 7.6, Fair Market Value shall be determined in the following manner:

          Within fifteen days after the delivery of the notice requiring such determination, the Members shall attempt in good faith to agree on the Fair Market Value, and if the parties fail within fifteen days thereafter to agree thereon, the Company and the Member shall attempt to reach agreement upon a qualified independent appraiser experienced in the valuation of closely held businesses and properties of the kind held by the Company. If the parties are unable to agree upon a single appraiser within thirty (30) days of the occurrence of the event requiring computation of a Fair Market Value, then either party shall be entitled to notify the other of such party's institution of a three-appraiser procedure. Within ten (10) days of such notice, each party shall appoint a qualified independent appraiser experienced in the valuation of closely held businesses and properties of the kind held by the Company. The two appraisers shall appoint a third similarly qualified appraiser; and each appraiser shall complete an appraisal within sixty (60) days of appointment of the first appraiser. The Fair Market Value shall be determined by the median appraisal. Each party shall bear the costs associated with the appraisers it selected, and the costs associated with the third appraiser (and any court costs), shall be split evenly between the Company and the Member, if applicable. If either party shall fail to appoint an appraiser within the allotted time period, or if either such appraiser shall fail to complete the appraisal within the allotted time period, the appraisal of the appraiser appointed by the other party shall be final and binding, and shall control the determination of the Fair Market Value.

                                    ARTICLE 8
               CERTAIN AGREEMENTS; REPRESENTATIONS AND WARRANTIES

     Section 8.1. Prohibited Actions. During the term of this Agreement, the Company shall not take any action or omit to take an action if such action or omission, as the case may be, would (i) cause the Company to be in violation of FCC Law or any rule, regulation, practice, policy or opinion promulgated, applied or followed by the FCC, or cause the Company or any Member or any Affiliate thereof to be required to divest an Interest in the Company or asset in order to comply with any such Law, or (ii) cause the Company or any Member or any Affiliate thereof to be ineligible to participate in any auction, tender, business combination or similar transaction.

     Section 8.2. Additional Covenants of the Members

          (a) The Company shall at all times (i) observe all corporate or limited liability company formalities, as the case may be, including the maintenance of current minute books, (ii) maintain, separate from any other Person, its own separate and distinct books of account, bank accounts and corporate or limited liability company records, (iii) maintain separate financial statements and cause its financial statements to be prepared and maintained in accordance with GAAP in a manner that indicates its assets and liabilities, (iv) pay all its liabilities out of its own funds (including the salaries of its employees), and (v) maintain an arm's-length relationship with its Affiliates.

          (b) No Member other than Clearwire shall (i) pledge its assets for the benefit of any other Person, (ii) commingle its assets with those of any other Person, (iii) assume or guarantee the liabilities or obligations of any other Person or otherwise hold out its credit as being available or able to satisfy the indebtedness, liabilities or obligations of any other Person, (iv) acquire obligations or securities of, or make loans or advances to, any of its Affiliates, (v) permit there to be a complete identity of its managers and officers with the managers and officers of any of its Affiliates, (vi) incur any indebtedness, liabilities or obligations relating to the operation of its business, or (vii) engage in any business activities other than holding and managing its Interests.

     Section 8.3. Representations and Warranties of the Members

     Each of Clearwire and Hawaiian Member represents and warrants to the other that:

          (a) it is a corporation or limited liability company duly organized and subsisting in the jurisdiction of its organization;

          (b) it has all requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement;

          (c) this Agreement has been duly executed and delivered by it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

          (d) no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Entity, in connection with its execution and delivery of this Agreement, except those that have been made or obtained or that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to (x) result in a material adverse effect on the Company or (y) prevent, materially delay or materially impair its ability to perform its obligations under this Agreement;

          (e) the execution, delivery and performance of this Agreement by it does not, and the consummation by it of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its articles of organization, limited liability company agreement and other constitutive documents, (ii) a breach of or violation of or a default under, or the acceleration of any obligations of or the creation of a lien or encumbrance on its assets (with or without notice, lapse of time or both) pursuant to, any contracts binding upon it or any applicable law or governmental or non-governmental permit or license to which it is subject or (iii) any change in the rights or obligations of any party under any of such contracts to which it is a party, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to (x) result in a material adverse effect on the Company or (y) prevent, materially delay or materially impair its ability to perform its obligations under this Agreement;

          (f) there is no (i) legal action, claim, proceeding, investigation or controversy pending or, to its knowledge, threatened against it, or (ii) judgment, order, award or consent decree outstanding against or affecting it, which in either event is reasonably likely to (x) result in a material adverse effect on the Company or (y) materially delay or materially impair its ability to perform its obligations under this Agreement; and

          (g) with respect to Clearwire, it has access to funds sufficient to perform its obligations under Section 2.2, and with respect to the Hawaiian Member, it has funds sufficient to perform its obligations under the Subscription Agreement.

     Section 8.4. Additional Representations and Warranties of Clearwire. Clearwire has good and marketable title to the Clearwire Assets, free and clear of all material liens and encumbrances, other than those liens and encumbrances described in the Security Agreement and Pledge Agreement, each dated August 5, 2005, as amended, securing the obligations of Clearwire Corporation to the holders of the Notes of the Company dated August 5, 2005 and February 16, 2006 as described in that certain Indenture dated August 5, 2005, as amended, between Clearwire and the Bank of New York as the Trustee, as amended, ordinary course business liabilities and liabilities relating directly to such Clearwire Assets (e.g. lease payments), and such other liabilities that in the aggregate are not material to the operation of the Clearwire Assets as currently operated. The Company will assume all of the liabilities directly associated with the Clearwire Assets.

     Section 8.5. Additional Representations and Warranties of Hawaiian Member. Prior to the date of consummation of the transactions contemplated by Section 2.2, the Company has engaged in no business or operations and has no assets or liabilities of any kind. There are no rights, agreements or arrangements relating to the issuance of equity of the Company other than as contemplated by the Subscription Agreement and this Agreement.

     Section 8.6. Representations and Warranties of the Company. Prior to the date of consummation of the transactions contemplated by Section 2.2, the Company has engaged in no business or operations.

                                    ARTICLE 9
                           DISSOLUTION AND TERMINATION

     Section 9.1. No Termination

     Except as expressly provided in this Agreement or as otherwise provided by law, no Member shall have the right, and each Member hereby agrees not, to dissolve, terminate or liquidate the Company, or to resign or withdraw as a Member.

     Section 9.2. Events of Dissolution

     The Company shall be dissolved upon the first to occur of the following:

               (i) the agreement in writing of all of the Members to dissolve the Company, but only on the effective date of dissolution specified by the Members in such agreement; or

               (ii) the election by a Majority in Interest within ninety (90) days after the sale, exchange, condemnation or involuntary transfer of all or substantially all of the assets of the Company.

     Section 9.3. Procedures Upon Dissolution

          (a) General. In the event the Company dissolves it shall commence winding up pursuant to the appropriate provisions of the Act and the procedures set forth in this Section 9.3. Notwithstanding the dissolution of the Company, until the winding up of the Company's affairs is completed, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

          (b) Control of Winding Up. The winding up of the Company shall be conducted under the direction of the Manager or such other Person as may be designated by a court of competent jurisdiction (herein sometimes referred to as the "Liquidator"); provided that any Member whose breach of this Agreement shall have caused the dissolution of the Company shall not participate in the control of the winding up of the Company; and provided further, that if the dissolution is caused by entry of a decree of judicial dissolution, the winding up shall be carried out in accordance with such decree.

          (c) Manner of Winding Up. The Company shall engage in no further business following dissolution other than necessary for the orderly winding up of business and distribution of assets. The Company's maintenance of offices shall not be deemed a continuation of business for purposes of this
     Section 9.3. Upon dissolution of the Company, the Liquidator shall, subject to Section 9.3(a), first attempt to distribute assets in kind if it can obtain the consent of a Majority in Interest and, to the extent necessary, the creditors of the Company. If such consent is not obtained, the Liquidator shall sell all of the Company's property in such manner and on such terms as it deems fit, consistent with its fiduciary responsibility and having due regard to the activity and condition of the relevant market and general financial and economic conditions. Except as otherwise provided in Section 9.3(d)(ii) each Member shall share net profits, net losses and other items after the dissolution of the Company and during the period of winding up in the same manner as described in Article 3.

          (d) Application of Assets. Upon dissolution of the Company, the Company's assets (which shall, after the sale or sales referenced in Section 9.3(c), consist of the proceeds thereof) shall be applied as follows:

               (i) Creditors. To creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the reasonable provision for the payment thereof). Any reserves set up by the Liquidator may be paid over by the Liquidator to an escrow agent or trustee, to be held in escrow or trust for the purpose of paying any such contingent or unforeseen liabilities or obligations, and, at the expiration of such period as the Liquidator may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in Section 9.3(d)(ii).

               (ii) Members. By the end of the tax year in which the liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation), to the Members in proportion to the positive balances of their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year during which the liquidation occurs (other than those made pursuant to this Section 9.3(d)(ii)).

     Section 9.4. Termination

     Upon completion of the winding up of the Company and the distribution of all Company assets, the Company's affairs shall terminate and the Members shall cause to be executed and filed any and all documents required by the Act to effect the termination of the Company.

                                   ARTICLE 10
                     SURVIVAL, LIABILITY AND INDEMNIFICATION

     Section 10.1. No Personal Liability

          (a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or other Indemnified Party (as defined in paragraph
     (b) below) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Indemnified Party.

          (b) No Member or Member's Affiliate, or any of their respective shareholders, directors, officers, employees, agents, members, managers, or partners (each, an "Indemnified Party") shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Indemnified Party for any act or omission performed or made by a Indemnified Party in connection with the transactions contemplated hereby, whether for mistake of judgment or negligence or other action or inaction, unless such action or omission constitutes a breach of this Agreement, willful misconduct, gross negligence, bad faith or conduct violating
     Section 18-607 of the Act. Each Indemnified Party may consult with counsel, accountants and other experts in respect of the affairs of the Company and such Indemnified Party shall be fully protected and justified in any action or inaction which is taken in good faith in accordance with the advice or opinion of such counsel, accountants or other experts, provided that they shall have been selected with reasonable care.

          (c) The Company shall protect, indemnify and defend each Indemnified Party against, and hold each harmless from, (i) all claims, liabilities and expenses of whatever nature arising out of the conduct of the business of, or any other activities undertaken in connection with or by, the Company or the ownership and use of their respective properties and assets and (ii) any acts or omissions performed or made by a Member pursuant to this Agreement unless the Member's action or omission constituted a breach of this Agreement, constituted willful misconduct, gross negligence, bad faith or conduct violating Section 18-609 of the Act, or as a result of which action or omission such Member gained in fact a financial profit or other advantage to which such Member was not legally entitled. The indemnification authorized under this Section 10.1(c) shall include payment on demand (with appropriate evidence of the amounts claimed) of reasonable attorneys' fees and other expenses incurred in connection with, or in settlement of, any legal proceedings between the Indemnified Party and a third party and the removal of any Liens affecting any property of the Indemnified Party. Such indemnification rights shall be in addition to any and all rights, remedies and recourse to which any Indemnified Party shall be entitled, whether or not pursuant to the provisions of this Agreement, at law or in equity. The indemnities provided for in this Section 10.1(c) shall be recoverable only from the assets of the Company, and there shall be no recourse to any Member or other Person for the payment of such indemnities.

     Section 10.2. Survival; Exclusivity

     The representations and warranties made in this Agreement shall survive until twelve (12) months and shall thereupon expire together with any right to indemnification in respect thereof (except to the extent a written notice asserting a claim for breach of any such representation or warranty and describing such claim in reasonable detail shall have been given on or prior to such date to the party which made such representation or warranty). Except with respect to claims referred to in the immediately preceding sentence, the sole and exclusive remedy of the parties for any breach or inaccuracy of any representation or warranty contained in this Agreement, or any other claim (whether or not alleging a breach of this Agreement) that arises out of the facts and circumstances constituting such breach or inaccuracy, shall be the indemnities provided in this Article 10. Subject to the provisions of Section 6.8, the sole and exclusive remedy in respect of a breach of this Agreement (other than such a breach arising out of the gross negligence or willful misconduct of the breaching party) shall be the indemnity provided in this
Article 10.

     Section 10.3. Procedures

          (a) The terms of this Section 10.3 shall apply to any claim (a "Claim") for indemnification under the terms of Sections 10.1. The Indemnified Party shall give prompt written notice of such Claim to the indemnifying party (the "Indemnifying Party") under the applicable Section, which party may assume the defense thereof, provided that any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. Any such notice shall (i) describe in reasonable detail the facts and circumstances with respect to the Claim being asserted and (ii) refer to this Article 10. The Indemnified Party shall have the right to approve any counsel selected by the Indemnifying Party and to approve the terms of any proposed settlement, such approval not to be unreasonably delayed or withheld (unless such settlement provides only, as to the Indemnified Party, the payment of money damages actually paid by the Indemnifying Party and a complete release of the Indemnified Party in respect of the Claim in question). Notwithstanding any of the foregoing to the contrary, the provisions of this Article 10 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Article 10 to the fullest extent permitted by law.

          (b) In the event that the Indemnifying Party undertakes the defense of any Claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such Claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith. The Indemnified Party shall provide reasonable assistance to the Indemnifying Party in the defense of the Claim.

          (c) In the event that the Indemnifying Party fails to assume the defense of any Claim within ten (10) business days after receiving written notice thereof, the Indemnified Party shall have the right, subject to the Indemnifying Party's right to assume the defense pursuant to the provisions of this Article 10, to undertake the defense, compromise or settlement of such Claim for the account of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of any Claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such Claim. Each Indemnified Party shall agree in writing prior to any such advance that, in the event he or it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this Article 10.

          (d) Notwithstanding any of the foregoing to the contrary, the provisions of this Article 10 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or such liability may not be waived, modified, or limited under applicable law, but shall be construed so as to effectuate the provisions of this Article 10 to the fullest extent permitted by law; provided, that if and to the extent that the Indemnifying Party's indemnification obligation under this Article 10 is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution permissible under applicable law to the payment and satisfaction of the losses of the Indemnified Party, except to the extent such losses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the Indemnified Party's gross negligence or willful misconduct.

     Section 10.4. Directors' and Officers' Insurance

     The Company may provide appropriate directors' and officers' insurance to the extent such insurance is available to the Company on commercially reasonable terms.

                                   ARTICLE 11
                                  MISCELLANEOUS

     Section 11.1. Entire Agreement

     This Agreement in effect on the date hereof, together with any schedules and exhibits hereto and thereto, contain the entire agreement and understanding of the Members and the Company relating to the subject matter hereof and supersede all prior negotiations, proposals, offers, agreements and understandings (written or oral) relating to such subject matter.

     Section 11.2. Amendment; Waiver

     The Manager may make the following amendments to this Agreement on behalf of all of the Members: (i) any amendment reasonably necessary, in the opinion of counsel for the Company, to satisfy the requirements of the Code with respect to the tax laws applicable to the Company or of any federal or state securities laws or regulations, provided such amendment does not adversely affect the interest of any Member; (ii) any amendment to change the name of the Company or the location of its principal place of business, and any amendment to Schedule 3.6 made in accordance with Section 3.6(a); and (iii) any amendment to correct a scrivener's error in this Agreement and any certificates filed in connection therewith; provided that any other amendment or modification of this Agreement or any provision hereof may be made only upon the consent or approval of a Majority in Interest. No failure or delay of any Member in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other further exercise thereof or the exercise of any other right or power. No waiver by any Member of any departure by any other Member from any provision of this Agreement shall be effective unless the same shall be in a writing signed by the Member against which enforcement of such waiver or consent is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice or similar communication by any Member to another shall entitle such other Member to any other or further notice or similar communication in similar or other circumstances, except as specifically provided herein.

     Section 11.3. Specific Performance

     The Members acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any Member may, in its sole discretion, in an arbitration or a court of competent jurisdiction to the extent permitted hereunder, apply for specific performance or injunctive or other relief as such arbitration or court may deem just and proper in order to enforce this Agreement or to prevent violation hereof and, to the extent permitted by applicable law, each Member waives any objection to the imposition of such relief.

     Section 11.4. Remedies Cumulative

     All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall, unless otherwise specifically provided herein, be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a Member shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Member.

     Section 11.5. Successors and Assigns

     This Agreement shall be binding upon and shall inure to the benefit of the Members and their respective successors and permitted assigns. No Member may assign its rights or delegate its duties under this Agreement without the written consent of the other Members except to the extent expressly provided in this Agreement.

     Section 11.6. No Third Party Beneficiaries

     This Agreement is entered into solely for the benefit of the Members and no

Person other than the Members, their respective successors and permitted assigns, and (to the extent provided in Article 10) the Persons entitled to indemnification pursuant to Article 10, may exercise any right or enforce any obligation hereunder.

     Section 11.7. Further Assurances

     Each Member will execute and deliver such further documents and take such further actions as any other Member may reasonably request consistent with the provisions hereof in order to effect the intent and purposes of this Agreement.

     Section 11.8. Notices

     All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise) or (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses set forth below (or such other address as the recipient may specify in accordance with this Section):

     If to Hawaiian Member:

          Shichinin, LLC
          c/o U.S. Pacific Capital Co., Ltd.
          1001 Bishop Street
          1360 Pauahi Tower
          Honolulu, HI 96813
          Attention: Mark Mukai
          Fax (808) 441-0003

     With a copy to:

          Preston Gates & Ellis LLP
          925 Fourth Avenue, Suite 2900
          Seattle, WA 98104
          Attention: Eric Simonson, Esq.
          Fax: (206) 623-7022

     If to Clearwire:

          Clearwire US LLC
          5808 Lake Washington Blvd. N.E.
          Suite 300
          Kirkland, WA 98033
          Attention: Broady Hodder, General Counsel
          Fax: (425) 828-8061

     With a copy to:

          Davis Wright Tremaine LLP
          2600 Century Square
          1501 Fourth Avenue
          Seattle, Washington 98101-1688
          Attention: Julie Weston, Esq.
          Fax: (206) 628-7699

     Section 11.9. Governing Law

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law.

     Section 11.10. Severability

     If any term of this Agreement or the application thereof to any Member or any circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other Members or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, so long as the economic and legal substance of this Agreement and the actions contemplated hereby is not affected in any manner adverse to any Member.

     Section 11.11. Independent Contractors

     The Members are independent contractors, and this Agreement does not create a partnership or agency relationship among the Members, or any other relationship between the Members except as expressly set forth herein. No Member shall have any right or authority to assume, create or incur any liability or obligation, express or implied, in the name or on behalf of any other Member.

     Section 11.12. Disposition of Interests

     Upon the sale or other disposition by a Person of all its Interests in the Company, following which such Person and Affiliate thereof is no longer a Member of the Company, this Agreement shall terminate as to such Member and its Affiliates except as provided in Section 11.13 below.

     Section 11.13. Survival of Rights and Duties

     Termination of this Agreement for any reason shall not relieve any Member of any liability which at the time of termination has already accrued to such Member or which thereafter may accrue in respect of any act or omission prior to such termination, nor shall any such termination affect in any way the survival of any right, duty or obligation of any Member which is expressly stated elsewhere in this Agreement to survive termination hereof. Section 6.5 and Articles 10 and 11 shall survive any termination of this Agreement.

     Section 11.14. Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

     Section 11.15. Construction

     The captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require. Unless otherwise specified, (a) the terms "hereof," "herein" and similar terms refer to this Agreement as a whole, (b) references herein to Articles or Sections refer to articles or sections of this Agreement and (c) the word "including" connotes the words "including without limitation" unless the context requires otherwise.

     Section 11.16. No Right to Partition

     No Member shall have the right to bring an action for partition against the Company. Each of the Members hereby irrevocably waives any and all rights which it may have to maintain an action to partition Company property or to compel any sale or transfer thereof.

     Section 11.17. Securities

     The Interests shall constitute "securities" within the meaning of (i)
Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

                            [Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        CLEARWIRE US LLC


                                        By /s/ Scott A. Hopper
                                           -------------------------------------
                                        Name: Scott A. Hopper
                                              ----------------------------------
                                        Title: Vice President
                                               ---------------------------------


                                        SHICHININ, LLC

                                        By Its Managing Member
                                        U.S. Pacific Capital Co., Ltd.


                                        By /s/ Mark Mukai
                                           -------------------------------------
                                        Name: Mark Mukai
                                        Title: President/CEO

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1 GENERAL........................................................     1
   Section 1.1.   Name...................................................     1
   Section 1.2.   Principal Place of Business; Registered Office
                  and Agent..............................................     1
   Section 1.3.   Term...................................................     1
   Section 1.4.   Purpose and Powers.....................................     2
   Section 1.5.   Filings................................................     2
   Section 1.6.   Sole Agreement.........................................     2
   Section 1.7.   Definitions............................................     2

ARTICLE 2 CAPITALIZATION.................................................     9
   Section 2.1.   Capital Accounts.......................................     9
   Section 2.2.   Initial Capital Contributions..........................     9
   Section 2.3.   Hawaiian Member Contribution Option....................    10
   Section 2.4.   Additional Contributions...............................    11
   Section 2.5.   No Withdrawals.........................................    11
   Section 2.6.   No Interest on Capital Contribution....................    11
   Section 2.7.   No Third Party Beneficiaries...........................    11
   Section 2.8.   Preemptive Right.......................................    12

ARTICLE 3 PROFITS AND LOSSES.............................................    14
   Section 3.1.   Allocation of Net Profit and Loss - In General.........    14
   Section 3.2.   Special Allocations....................................    15
   Section 3.3.   Corrective Allocations.................................    15
   Section 3.4.   Other Allocation Rules.................................    16
   Section 3.5.   Allocation of Excess Nonrecourse Liabilities...........    16
   Section 3.6.   Allocations in Connection with Varying Interests.......    16
   Section 3.7.   Determination of Net Profit or Loss....................    16
   Section 3.8.   Mandatory Tax Allocations Under Code Section 704(c)....    17

ARTICLE 4 DISTRIBUTIONS..................................................    17
   Section 4.1.   Distributable Cash.....................................    17
   Section 4.2.   Liquidating Distributions..............................    18
   Section 4.3.   Other Distributions....................................    18

ARTICLE 5 ACCOUNTING AND RECORDS.........................................    18
   Section 5.1.   Fiscal Year............................................    18
   Section 5.2.   Method of Accounting...................................    18
   Section 5.3.   Books and Records; Inspection..........................    18
   Section 5.4.   Financial Statements...................................    19
   Section 5.5.   Operations Reporting...................................    19
   Section 5.6.   Taxation...............................................    19
   Section 5.7.   Internal Control Over Financial Reporting..............    21

                                                                            Page
                                                                            ----
ARTICLE 6 MANAGEMENT.....................................................    22
   Section 6.1.   Manager................................................    22
   Section 6.2.   Meeting Requirements...................................    22
   Section 6.3.   Actions Requiring Majority Approval....................    23
   Section 6.4.   Actions by Members.....................................    25
   Section 6.5.   Confidentiality........................................    25
   Section 6.6.   Non-Competition........................................    27
   Section 6.7.   Duties.................................................    27
   Section 6.8.   Dispute Resolution.....................................    28

ARTICLE 7 TRANSFER OR ENCUMBRANCE OF INTERESTS...........................    28
   Section 7.1.   General Restriction on Transfer or Encumbrance.........    28
   Section 7.2.   Drag-Along Rights......................................    29
   Section 7.3.   Tag-Along Rights.......................................    29
   Section 7.4.   Rights of First Refusal................................    29
   Section 7.5.   Substituted Members....................................    29
   Section 7.6.   Alternative Sale Rights................................    30
   Section 7.7.   Invalid Transfers Void.................................    30
   Section 7.8.   No Change of Control...................................    30
   Section 7.9.   Certain Determinations.................................    31

ARTICLE 8 CERTAIN AGREEMENTS; REPRESENTATIONS AND WARRANTIES.............    31
   Section 8.1.   Prohibited Actions.....................................    32
   Section 8.2.   Additional Covenants of the Members....................    32
   Section 8.3.   Representations and Warranties of the Members..........    32
   Section 8.4.   Additional Representation and Warranties of Clearwire..    33

ARTICLE 9 DISSOLUTION AND TERMINATION....................................    34
   Section 9.1.   No Termination.........................................    34
   Section 9.2.   Events of Dissolution..................................    34
   Section 9.3.   Procedures Upon Dissolution............................    34
   Section 9.4.   Termination............................................    35

ARTICLE 10 SURVIVAL, LIABILITY AND INDEMNIFICATION.......................    35
   Section 10.1.  No Personal Liability..................................    36
   Section 10.2.  Survival; Exclusivity..................................    36
   Section 10.3.  Procedures.............................................    37
   Section 10.4.  Directors' and Officers' Insurance.....................    38

ARTICLE 11 MISCELLANEOUS.................................................    38
   Section 11.1.  Entire Agreement.......................................    38
   Section 11.2.  Amendment; Waiver......................................    38
   Section 11.3.  Specific Performance...................................    39
   Section 11.4.  Remedies Cumulative....................................    39
   Section 11.5.  Successors and Assigns.................................    39
   Section 11.6.  No Third Party Beneficiaries...........................    39
   Section 11.7.  Further Assurances.....................................    40

                                                                            Page
                                                                            ----
   Section 11.8.  Notices................................................    40
   Section 11.9.  Governing Law..........................................    41
   Section 11.10. Severability...........................................    41
   Section 11.11. Independent Contractors................................    41
   Section 11.12. Disposition of Interests...............................    41
   Section 11.13. Survival of Rights and Duties..........................    41
   Section 11.14. Counterparts...........................................    41
   Section 11.15. Construction...........................................    42
   Section 11.16. No Right to Partition..................................    42
   Section 11.17. Securities.............................................    42

Schedule 2.2 - Clearwire Assets
Schedule 3.6 - Tax Allocations
Schedule 5.5 - Operational Information

Exhibit A - Assignment and Assumption Agreement
Exhibit B - Bill of Title Transfer
Exhibit C - Trademark Licensing Agreement

                                  SCHEDULE 2.2

                                CLEARWIRE ASSETS

[***]

[*** Confidential Treatment Requested]

[***]

[*** Confidential Treatment Requested]

[***]

[*** Confidential Treatment Requested]

[***]

[*** Confidential Treatment Requested]

[***]

[*** Confidential Treatment Requested]

[***]

[*** Confidential Treatment Requested]

[***]

[*** Confidential Treatment Requested]

[***]

[*** Confidential Treatment Requested]

                                    EXHIBIT A

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

                                    EXHIBIT B

                             BILL OF TITLE TRANSFER

                                    EXHIBIT C

                          TRADEMARK LICENSING AGREEMENT